Exhibit 99.5

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned consents to being named in the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) of Churchill Capital Corp II, a Delaware corporation, as a person who has agreed to serve as a director of the Post-Combination Company (as defined in the Registration Statement), and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Peter Schmitt
Signature

Peter Schmitt
Name

3/9/2021
Date